Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President, Investor Relations
and Organizational Development
(203) 661-1926, ext. 6643

BLYTH, INC. ANNOUNCES COMPLETION OF PLANS FOR
REVERSE STOCK SPLIT

GREENWICH, CT, USA, January 29, 2009: Blyth, Inc. (NYSE:BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, announced today that its Board of Directors has approved a 1-for-4 reverse stock split of its common stock.  The reverse stock split will be effective at 6:01 p.m., New York City time, on January 30, 2009.

The Company held a Special Meeting of Stockholders today at which the stockholders authorized our Board of Directors to effect a reverse stock split of our common stock at one of two split ratios, either 1-for-3 or 1-for-4, as determined by our Board of Directors, and to decrease the total number of authorized shares from 110,000,000 shares to 60,000,000 shares, 50,000,000 shares of which are common stock and 10,000,000 shares of which are preferred stock.   Immediately following stockholder approval, the Board of Directors approved the implementation of the reverse stock split at the ratio of 1-for-4.  As a result of the reverse stock split, each four shares of common stock will be combined automatically into one share of common stock, subject to the elimination of fractional shares as described below.  Blyth's common stock will continue to trade on the New York Stock Exchange under the current symbol “BTH” and will begin trading on a split-adjusted basis when the market opens on February 2, 2009.  The new CUSIP number of the common stock effective at the time of the reverse stock split will be 09643P 207 .

Blyth has retained its transfer agent, Computershare, to act as exchange agent for the reverse stock split.  Computershare will manage the exchange of old, pre-reverse stock split shares for new post-split shares.  Stockholders of record as of the reverse stock split will receive an exchange form providing instructions for the exchange of their shares as soon as practicable following the reverse stock split. Stockholders who hold their shares in "street name" will be contacted by their banks or brokers with any instructions.  For further information, stockholders and securities brokers should contact Computershare at (781) 575-2879, or by sending an email message using the online contact form at www.computershare.com.

Blyth will not issue any fractional shares of its common stock as a result of the reverse stock split. Instead, as soon as practicable after the reverse stock split, Computershare will aggregate all shares of record holders that would otherwise have resulted in fractional shares and arrange for them to be sold on the open market.  Computershare will then allocate the proceeds of such sales to the record holders' respective accounts pro rata in lieu of fractional shares as soon as practicable.  Stockholders will not be entitled to receive interest for the period of time between the reverse stock split and the date the stockholder receives his or her cash payment, if any, in lieu of fractional shares.

Blyth, Inc., headquartered in Greenwich, CT, USA, Is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® and ViSalus Sciences® brands, to retailers in the premium and specialty retail channels under the Colonial Candle®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy Comforts® and Boca Java® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and risks associated with other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008.

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